Exhibit 10.13

PROTHENA BIOSCIENCES INC

INCENTIVE COMPENSATION PLAN

1. Purpose of the Plan. The purpose of the Plan is to provide a link between compensation and performance, to motivate participants to achieve corporate performance objectives and to enable the Company to attract and retain high quality Eligible Employees.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Affiliated Entity” means any entity other than the Company and its subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan; provided, however, that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

(b) “Board” means the Board of Directors of the Company.

(c) “Bonus” means a cash payment made pursuant to the Plan.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means (i) with respect to Bonuses that are not intended to be Performance-Based Compensation, the Compensation Committee of the Board, or such other Board committee (which may include the entire Board) as may be designated by the Board to administer the Plan, and (ii) with respect to Bonuses that are intended to be Performance-Based Compensation, a committee that consists of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under Section 162(m) of the Code and related Treasury Regulations.

(f) “Company” means Prothena Biosciences Inc, a Delaware corporation.

(g) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m) of the Code.

(h) “Director” means a non-Employee member of the Board.

(i) “Effective Date” means the date that the spin-off of Prothena Corporation plc from Elan Corporation plc is first effective.

(j) “Eligible Employee” means any Employee who is selected for participation in the Plan by the Committee.

(k) “Employee” means any person who is in the employ of the Company, a subsidiary or an Affiliated Entity, subject to the control and direction of the Company, the subsidiary or the Affiliated Entity as to both the work to be performed and the manner and method of performance. Neither service as a Director nor fees received from the Company, the subsidiary or the Affiliated Entity for service as a Director shall be sufficient to constitute Employee status.

(l) “Long Term Incentive Plan” means the Prothena Corporation plc 2012 Long Term Incentive Plan (or any successor to that plan).

(m) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(n) “Performance Goal” means any measurable criterion tied to the success of the Company and based on one or more of the business criteria described in Section 6.

(o) “Performance Period” means a fixed period established by the Committee that may range in duration from a minimum period of twelve (12) months to a maximum period of thirty-six (36) months and over which the attainment of the applicable Performance Goals set by the Committee is to be measured.

(p) “Plan” means the Prothena Biosciences Inc Incentive Compensation Plan.

3. Administration of the Plan.

(a) The Committee. The Plan shall be administered by the Committee.

(b) Powers of the Committee. Subject the provisions of the Plan (including any other powers given to the Committee hereunder), the Committee shall have the authority, in its discretion, to:

(i) establish the duration of each Performance Period;

(ii) select the Eligible Employees who are to participate in the Plan for such Performance Period;

(iii) determine the specific Performance Goals for each Performance Period and the relative weighting of those goals, establish one or more designated levels of attainment for each such goal and set the Bonus potential for each participant at each corresponding level of attainment;

(iv) certify the level at which the applicable Performance Goals are attained for the Performance Period and determine, on the basis of that certification, the actual Bonus for each participant in an amount not to exceed his or her maximum Bonus potential for the certified level of attainment;

(v) exercise discretionary authority, when appropriate, to reduce the actual Bonus payable to any participant below his or her Bonus potential for the attained level of the Performance Goals for the Performance Period;

(vi) construe and interpret the terms of the Plan and Bonuses awarded under the Plan;

(vii) establish additional terms, conditions, rules or procedures for the administration of the Plan; provided, however, that no Bonus shall be awarded under any such additional terms, conditions, rules or procedures which are inconsistent with the provisions of the Plan; and

(viii) take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate.

All decisions and determinations by the Committee shall be final, conclusive and binding on the Company, its subsidiaries, Affiliated Entities, the participants, and any other persons having or claiming an interest hereunder.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, members of the Committee who administer the Plan shall be defended and indemnified by the Company, to the extent permitted by law, on an after-tax basis against (i) all reasonable expenses (including attorneys’ fees) actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Bonus awarded hereunder and (ii) all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

4. Coverage. All Eligible Employees shall be covered by the Plan, except to the extent the Committee may elect to exclude one or more Eligible Employees from participation in a designated Performance Period.

5. Terms and Conditions of Bonus Awards.

(a) Pre-Established Performance Goals for Bonuses Intended to Qualify as Performance-Based Compensation. Payment of Bonuses intended to qualify as Performance-Based Compensation granted to Covered Employees shall be based solely on account of the attainment of one or more pre-established, objective Performance Goals over the designated Performance Period. The Committee shall establish one or more objective Performance Goals with respect to each Covered Employee for a Bonus intended to qualify as Performance-Based Compensation in writing not later than 90 days after the commencement of the Performance Period to which the Performance Goals relate or the date on which twenty-five percent (25%) of such Performance Period has been completed (or such other date as may be required or permitted under Section 162(m) of the Code), provided that the outcome of the Performance Goals must be substantially uncertain at the time of their establishment. Such Performance Goals shall be based solely on one or more of the business criteria described in the Section 6 and shall be weighted, equally or in such other proportion as the Committee shall determine at the time such

Performance Goals are established, for purposes of determining the actual Bonus amounts that may become payable upon the attainment of those goals. For each such Performance Goal, the Committee may establish one or more designated levels of attainment and set the Bonus potential for each Eligible Employee at each designated performance level. Alternatively, the Committee may establish a linear formula for determining the Bonus potential at various points of Performance Goal attainment. Under no circumstance, however, shall the aggregate Bonus potential for any participant for any Performance Period exceed the applicable maximum dollar amount set forth in Section 5(d).

(b) Performance Goals for Bonuses not Intended to Qualify as Performance-Based Compensation. The Performance Goals for Bonuses awarded to Eligible Employees other than Covered Employees or for Bonuses awarded to Covered Employees, in each case, that are not intended to qualify as Performance-Based Compensation, and the determination of final Bonuses pursuant to the achievement of Performance Goals, may conform to the requirements set forth above in Section 5(a) or may be based on such other quantitative or qualitative performance goals, as specified by the Committee. Performance Goals may differ for Bonuses awarded to different Eligible Employees. The Committee may weight the Performance Goals in such manner as the Committee determines at the beginning of the Performance Period. For the avoidance of doubt, Bonuses paid to Eligible Employees who would have been eligible to receive bonuses from Elan Corporation resulting from their employment by Elan Corporation in calendar year 2012, will be paid pursuant to this Section 5(b) and the terms of such Bonuses shall be consistent with the terms and conditions under the Elan Corporation bonus plan, subject to the limitations set forth herein and the Committee’s discretion pursuant to Section 5(d) below; provided, however that the amounts of such Bonuses shall not be less than the amounts determined under the Elan Corporation bonus plan as of the date immediately preceding the Effective Date.

(c) Committee Certification. As soon as administratively practicable following the completion of the Performance Period, the Committee shall certify the actual levels at which the Performance Goals for that period have been attained and determine, on the basis of such certified levels, the actual Bonus amount to be paid to each Eligible Employee for that Performance Period. Such certification shall be final, conclusive and binding on the participant, and on all other persons, to the maximum extent permitted by law.

(d) Committee Discretion. Except with respect to Bonuses that are not intended to qualify as Performance-Based Compensation, the Committee, in determining the amount of the Bonus actually to be paid to an Eligible Employee, shall in no event award a Bonus in excess of the dollar amount determined on the basis of the Bonus potential established for the particular level at which each of the applicable Performance Goals for the Performance Period is attained. The Committee shall have the discretion to reduce or eliminate the Bonus that would otherwise be payable with respect to one or more Performance Goals on the basis of the certified level of attained performance of those goals. In exercising its discretion to reduce the Bonus payable to any participant, the Committee may utilize such objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion. With respect to Bonuses that are not intended to qualify as Performance-Based Compensation, the Committee shall have discretion to increase the Bonus that would otherwise be payable with respect to one or more Performance Goals on the basis of the certified level of attained performance of those goals, and in exercising its discretion to increase the Bonus payable to any participant, the Committee may utilize such objective or subjective criteria as the Committee deems appropriate in its sole and absolute discretion. Except with respect to Bonuses that are not intended to qualify as Performance-Based Compensation, the Committee shall not waive any Performance Goal applicable to a participant’s Bonus potential for a particular Performance Period, provided that, the Committee may, in its sole discretion, waive the Performance Goal for a particular Performance Period in the event of the participant’s death or disability or under such circumstances as the Committee deems appropriate in the event a Change in Control (as such term is defined in the Long Term Incentive Plan) should occur prior to the completion of that Performance Period.

(e) Individual Limitations on Awards. Notwithstanding any other provision of the Plan, the maximum amount of any Bonus paid to a Covered Employee or other Eligible Employee under the Plan shall be limited to Three Million Dollars ($3,000,000) per each twelve (12)-month period (or portion thereof) included within the applicable Performance Period.

(f) Payment Date. Payment of such Bonus amounts shall be made as soon as administratively practicable after the Committee certification, but in any event, no later than March 15 of the year following the year in which the Performance Period ends. No participant shall accrue any right to receive a Bonus award under the Plan unless that participant remains in Employee status until the end of the applicable Performance Period. Accordingly, no Bonus payment shall be made to any participant who ceases Employee status prior to the end of the Performance Period for that Bonus; provided, however, that the Committee shall have complete discretion to award a full or pro-rated Bonus, based on the level at which the applicable Performance Goals are attained for the Performance Period, to a participant who ceases Employee status prior to the end of such Performance Period by reason of death, disability or a termination of employment by the Company without cause, in each case, as determined by the Committee. Notwithstanding the foregoing, with respect to a Bonus payable for a 12 month Performance Period commencing January 1, an Eligible Employee must have maintained Employee status until at least October 1 of such Performance Period to be eligible to receive a Bonus for such Performance Period.

(g) Withholding Tax. To the extent required by applicable federal, state, local or foreign law, each employer shall withhold all applicable taxes from all Bonus amounts.

6. Business Criteria.

(a) Permitted Criteria. Performance Goals established by the Committee may be based on any one of, or combination of, the following: stock price, earnings per share, price-earnings multiples, net earnings, operating earnings, revenue, number of days sales outstanding in accounts receivable, productivity, margin, EBITDA (earnings before interest, taxes, depreciation and amortization), net capital employed, return on assets, shareholder return, return on equity, return on capital employed, growth in assets, unit volume, sales, cash flow, market share, relative performance to a comparison group designated by the Committee, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. Such Performance Goals may be measured not only in terms of the Company’s performance but also in terms of its performance relative to the performance of other entities or may be measured on the basis of the performance of any of the Company’s business units or divisions or any parent or subsidiary entity. Performance may also be measured on an absolute basis, relative to internal business plans, or based on growth. As may be applicable, they may also be measured in aggregate or on a per-share basis. Performance Goals need not be uniform as among participants.

(b) Authorized Adjustments. To the extent applicable, subject to the following sentence and unless the Committee determines otherwise, the determination of the achievement of Performance Goals shall be determined based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. To the extent permitted by Section 162(m) of the Code, if applicable, in setting the Performance Goals within the period prescribed in Section 5(a), the Committee may provide for appropriate adjustment as it deems appropriate, including for one or more of the following items: asset write-downs; litigation or claim judgments or settlements; changes in accounting principles; changes in tax law or other laws affecting reported results; changes in commodity prices; severance, contract termination, and other costs related to exiting, modifying or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; gains and losses in connection with the termination or withdrawal from a pension plan; stock compensation costs and other non-cash expenses; any extraordinary non-recurring items as described in applicable Accounting Principles Board opinions or Financial Accounting Standards Board statements or in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year; and any other specified non-operating items as determined by the Committee in setting Performance Goals.

7. Effective Date and Term of Plan. The Plan is effective as of the Effective Date. Assuming that such stockholder approval is obtained, the Plan shall continue in effect until the Board terminates it or until stockholder approval again is required for the Plan to meet the requirements of Code Section 162(m) but is not obtained.

8. Amendment, Suspension or Termination of the Plan. The Board may at any time amend, suspend or terminate the Plan. However, any amendment or modification of the Plan shall be subject to stockholder approval to the extent required under Code Section 162(m) or other applicable law or regulation.

9. General Provisions.

(a) Transferability. No participant in the Plan shall have the right to transfer, alienate, pledge or encumber his or her interest in the Plan, and such interest shall not (to the maximum permitted by law) be subject to the claims of the participant’s creditors or to attachment, execution or other process of law. However, should a participant die before payment is made of the actual Bonus to which he or she has become entitled under the Plan, then that Bonus shall be paid to the executor or other legal representative of his or her estate.

(b) No Rights to Employment. Neither the action of the Company in establishing or maintaining the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in Employee status for any period of specific duration, and each participant shall at all times remain an Employee at-will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.

(c) Acknowledgement of Authority. All Bonuses shall be awarded conditional upon the participant’s acknowledgement, by participation in the Plan, that all decisions and determinations of the Committee shall be final and binding on the participant, his or her beneficiaries and any other person having or claiming an interest in such Bonus.

(d) Company Policies. All Bonuses under the Plan shall be subject to any applicable clawback or recoupment policy of the Company adopted from time to time by the Board.

(e) Unfunded Obligation. Eligible Employees eligible to participate in the Plan shall have the status of general unsecured creditors of the Company. Any amounts payable to such Employees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including (without limitation) Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. Employees shall have no claim against the Company for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

(f) Reliance on Reports. Each member of the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its subsidiaries or Affiliated Entities and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

(g) Successors. The terms and conditions of the Plan, together with the obligations and liabilities of the Company that accrue hereunder, shall be binding upon any successor to the Company, whether by way of merger, consolidation, reorganization or other change in ownership or control of the Company.

(h) Section 409A. The Plan is intended to comply with the short-term deferral rule set forth in the regulations under Section 409A of the Code in order to avoid application of Section 409A of the Code to the Plan. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, this Plan shall be administered so that such payments are made in accordance with the requirements of Section 409A of the Code. If an award is subject to Section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code, and (iii) in no event shall a participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any award granted under the Plan that is subject to Section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such award shall be postponed for six months following the date of the participant’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the participant’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code.

(i) Conformity to Section 162(m) of the Code for Bonuses to Covered Employees Intended to Qualify as Performance-Based Compensation. With respect to Bonuses awarded to Covered Employees intended to qualify as Performance-Based Compensation, terms used in the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder (including Treasury Regulation Section 1.162-27). If any provision of the Plan with respect such Bonuses or any agreement evidencing such Bonuses hereunder does not comply or is inconsistent with the provisions of Section 162(m)(4)(C) or regulations thereunder (including Treasury Regulation Section 1.162-27(e)) required to be met in order that compensation (other than post-termination compensation) shall constitute Performance-Based Compensation, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no adjustment to a Bonus or its related Performance Goals shall be authorized or made, and no post-termination payment shall be authorized or made under Section 5(f), if and to the extent that such authorization or the making of such adjustment or payment would contravene such requirements.

(j) Governing Law. The validity, construction, interpretation and effect of the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

IN WITNESS WHEREOF,                                         , by its duly authorized officer acting in accordance with a resolution duly adopted by the Board of Directors of Prothena Biosciences Inc., has executed this Plan on                                 , 2012, effective as of the Effective Date.

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